Exhibit 23(f)2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-231185) and on Form S-8 (Nos. 333-26963 and 333-154965) of Southern Company Gas of our report dated February 14, 2018 relating to the financial statements of Southern Natural Gas Company, L.L.C., which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Houston, Texas
February 18, 2020